Exhibit 5.1

August 31, 2007

Antigenics Inc.

162 Fifth Avenue

Suite 900

New York, New York 10010

Re:	Supplemental Prospectus to Registration Statement on Form S-3 (No. 333-118175)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced supplemental prospectus (the “Supplemental Prospectus”) dated August 31, 2007 to the registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2004 and most recently amended on April 24, 2007 by Antigenics Inc. (the “Company”) under the Securities Act of 1933, as amended (the “Act”), and covering up to (1) 1,623,377 shares (the “Initial Shares”) of Common Stock, $0.01 par value per share (the “Common Stock”), (2) 10,000 shares of Series B1 Convertible Preferred Stock, par value, $0.01 per share (the “Series B1 Preferred Shares”), (3) shares of Common Stock issuable upon conversion of the Series B1 Preferred Shares, (4) 5,250 shares of Series B2 Convertible Preferred Stock, par value, $0.01 per share (the “Series B2 Preferred Shares” and together with the Series B1 Preferred Shares, the “Class B Preferred Shares”) and (5) shares of Common Stock issuable upon conversion of the Series B2 Preferred Shares. The shares of Common Stock referred to in clauses (3) and (5) are collectively referred to as the “Class B Conversion Shares”. The issuance and sale of the Initial Shares and the Class B Preferred Shares was approved by the board of directors of the Company and the shares are proposed to be sold pursuant to an agreement (the “Purchase Agreement”) to be entered into by and between the Company and Fletcher International, Ltd. (the “Investor”). The terms and conditions of the Class B Preferred Shares are set forth in a Certificate of Rights and Preferences for the Class B Preferred Shares (the “Certificate of Rights and Preferences”) approved by the board of directors of the Company.

We have acted as counsel for the Company in connection with the issuance of the Initial Shares and the Class B Preferred Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Antigenics Inc.	August 31, 2007

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Initial Shares have been duly authorized and, when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

2.	The Class B Preferred Shares have been duly authorized by the Company, and when issued and paid for pursuant to the Purchase Agreement, will be validly issued, fully paid and non-assessable.

3.	The Class B Conversion Shares have been duly authorized, and when the Class B Conversion Shares are issued out of the Company’s duly authorized Common Stock upon conversion of the Class B Preferred Shares and pursuant to the provisions of the Certificate of Rights and Preferences, and the Company has received the consideration therefore in accordance with the terms of the Certificate of Rights and Preferences, the Class B Conversion Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Initial Shares and the Class B Preferred Shares while the Registration Statement remains, effective.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP